Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

------------------------------------------
                                                   Chapter 11
In re:
                                                   Case No. 05-11910 (MFW)
14605 INCORPORATED
(f/k/a Pharmaceutical Formulations, Inc.),

                                   Debtor.

------------------------------------------

                    PLAN SUPPLEMENT TO DEBTOR'S FIRST AMENDED
                        CHAPTER 11 PLAN OF REORGANIZATION

      Attached hereto are copies of drafts of various plan related documents, which are being filed in connection with the Debtor's First Amended Chapter 11 Plan of Reorganization (the "Plan"). Under the Plan, copies of these documents are to have been filed at least ten days prior to the confirmation hearing on the Plan. The attached documents are subject to further revision and modification.

Dated: February 14, 2006

                                 YOUNG CONAWAY STARGATT & TAYLOR, LLP

                                 /s/ Matthew B. Lunn
                                 -----------------------------------------------
                                 Michael R. Nestor (No. 3526)
                                 Matthew B. Lunn (No. 4119)
                                 Donald J. Bowman, Jr., (No. 4383)
                                 The Brandywine Building
                                 1000 West Street, 17th Floor
                                 Wilmington, Delaware 19801
                                 (302) 571-6600

                                 Counsel for the Debtor and Debtor in Possession

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                           )   Chapter 11
                                                )
14605 INCORPORATED                              )
(f/k/a Pharmaceutical Formulations, Inc.),      )
                                                )
                  Debtor.                       )   Case No. 05-11910 (MFW)
-------------------------------------------------

                          PLAN ADMINISTRATION AGREEMENT

                                  BY AND AMONG

          14605 INCORPORATED (F/K/A PHARMACEUTICAL FORMULATIONS, INC.)

                      AS DEBTORS AND DEBTORS-IN-POSSESSION

                                       AND

          OFFICIAL COMMITTEE OF UNSECURED CREDITORS, AS PREDECESSOR IN
                  INTEREST TO THE POST-CONFIRMATION COMMITTEE

                                       AND

                              ICC INDUSTRIES, INC.

                                       AND

                    [INSERT FULL NAME OF PLAN ADMINISTRATOR]

                            DATED: FEBRUARY ___, 2006

                          PLAN ADMINISTRATION AGREEMENT

            This AGREEMENT (this "Agreement") is made this [__] day of February, 2006, by and among (i) 14605 Incorporated (f/k/a Pharmaceutical Formulations,
Inc.), debtor and debtor-in-possession (the "Debtor"), (ii) the Official Committee of Unsecured Creditors, (iii) ICC Industries, Inc.; and (iv) [INSERT FULL NAME OF Plan Administrator] ("[INSERT LAST NAME OF Plan Administrator]," and together with any successors, the "Plan Administrator") under the Plan (as defined below).

                                    RECITALS

            A. On July 11, 2005, the Debtor filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

            B. By order, dated [_______________, 2006], the Bankruptcy Court confirmed the Debtor's First Amended Chapter 11 Plan of Reorganization (as same may have been or may be amended, the "Plan").

            C. Certain Estate assets along with the ICC Consideration have been designated to be distributed to the holders of Allowed Claims in Classes 9 and 10, to the extent not subordinated to other holders of Claims in Class 10 under the Plan, and holders of Allowed Secured, Administrative, Fee, Priority Tax, and Other Priority Claims, to the extent not paid on the Effective Date, and the ICC Individual Release Consideration has been designated to be distributed to certain holders of Allowed Claims in Class 10 who agree to participate in the Global Settlement with ICC (collectively, the "Beneficiaries").

            D. All assets designated for distribution to the Beneficiaries along with all assets used to pay the costs for administering the Plan (collectively, the "Plan Assets"), as the case may be, are to be held and managed by the Plan Administrator.

            E. All Plan Assets to be distributed to the Beneficiaries are to be treated as subject to tax on a current basis to the Beneficiaries who will be responsible for payment of any tax due.

            F. The investment powers of the Plan Administrator other than those reasonably necessary to maintain the value of the Estate's assets and to further the purpose of the Plan, are limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary, liquid investments, such as Treasury bills, except as may otherwise be authorized by the Post-Confirmation Committee.

            G. The Plan Administrator is required to distribute at least annually to the Beneficiaries holding Allowed Claims, except that the Plan Administrator will retain an amount reasonably necessary to meet claims and contingent liabilities (including disputed claims) and to pay all reasonable expenses to administer the Plan.

            H. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Plan.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtor and the Plan Administrator agree as follows:

                                   ARTICLE I.
                               PLAN ADMINISTRATOR

      1.1 Appointment. The Official Committee of Unsecured Creditors (the "Creditors' Committee"), with the consent of the Debtor and ICC, hereby appoints [INSERT] to serve as the initial Plan Administrator under the Plan, and [INSERT] hereby accepts such appointment and agrees to serve in such capacity, effective upon the Effective Date of the Plan. A successor Plan Administrator may be appointed by the Post-Confirmation Committee (as defined in Section II.2.1(a) below) in the event that the Plan Administrator is removed or resigns pursuant to this Agreement or the Plan Administrator otherwise vacates the position, and if not so appointed within thirty (30) days, shall be appointed by the Bankruptcy Court.

      1.2 Generally. The Plan Administrator's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of the Plan and not otherwise, except that the Plan Administrator may deal with the Plan Assets for its own account as permitted by the provisions of Section I.D hereof. The Plan Administrator shall have the authority to bind Reorganized PFI but shall for all purposes hereunder be acting in the capacity as Plan Administrator and not individually.

      1.3 Scope of Authority. The responsibilities and authority of the Plan Administrator shall include (a) liquidating the Plan Assets, (b) liquidating assets and resolving causes of action subject to liens or other encumbrances,
(c) facilitating the prosecution or settlement of objections to and estimations of Claims, (d) calculating and implementing all distributions in accordance with the Plan, (e) periodic reporting to the Bankruptcy Court, Post-Confirmation
Committee and parties in interest of the status of the Claims resolution process, distributions on Allowed Claims, and the prosecution of causes of action, if any, and (f) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan. Unless otherwise directed by the Bankruptcy Court, or as specifically designated herein as a right or power of the Post-Confirmation Committee to direct a particular action or non-action as to which the Plan Administrator shall comply, the Plan Administrator shall use reasonable best efforts to comply with an affirmative direction from the Post-Confirmation Committee.

      1.4 Powers.

            (a) The powers of the Plan Administrator shall, without any further Bankruptcy Court approval (except as specifically required herein) and subject in all respects to the other terms and conditions of this Agreement, include (i) the power to invest funds in, and withdraw, make distributions and pay other obligations owed by the Debtor's Estate from funds held by the Plan Administrator in accordance with the Plan, (ii) the power to engage employees and professionals to assist the Plan Administrator with respect to its responsibilities, (iii) the power to litigate, compromise and settle Claims and causes of action on behalf of or against the Debtor's Estate, and (iv) such other powers as may be vested in or assumed by the Plan

Administrator pursuant to the Plan, Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan. Except as expressly set forth in this Agreement, the Plan Administrator shall have absolute discretion to pursue or not to pursue any and all claims, rights and causes of action, as it determines is in the best interests of the Beneficiaries and consistent with the purposes of the Plan, and shall have no liability for the outcome of its decision, except as such decision may constitute an act of gross negligence or willful misconduct. The Plan Administrator may incur any reasonable and necessary expenses in liquidating and converting the Plan Assets to cash.

            (b) In connection with administering the Plan, except as otherwise set forth in this Agreement or the Plan, the Plan Administrator is authorized to perform any and all acts necessary and reasonable to accomplish the purposes of the Plan. Without limiting, but subject to the foregoing, and subject in all respects to the other terms and conditions of this Agreement, the Plan Administrator shall be expressly authorized, but shall not be required, to:

                  (i) implement the Plan, including, without limitation, asserting any and all rights of the Beneficiaries in or arising from the Plan Assets, including, but not limited to, the right to vote any claim or interest in a case under the Bankruptcy Code and receive any distribution therein;

                  (ii) protect and enforce the rights to the Plan Assets by any method deemed appropriate by the Plan Administrator, including, without limitation, by judicial proceedings or pursuant to any applicable law and general principles of equity;

                  (iii) file objections, contest, settle, compromise, withdraw, litigate to judgment, adjust, arbitrate, sue on or defend, abandon, or otherwise deal with, in accordance with the terms set forth in Section
      IV.4.1 hereof, the Claims and Interests and any other causes of action in favor of or against the Plan Assets as the Plan Administrator deems advisable;

                  (iv) establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, in which the Plan Assets may be deposited, and draw checks or make withdrawals from such accounts;

                  (v) determine and satisfy any and all liabilities created, incurred or assumed by the Plan;

                  (vi) pay all expenses and make all other payments relating to the administration, management, maintenance, operation, preservation or liquidation of the Plan Assets in accordance with the provisions of
      Section I.1.9 hereof;

                  (vii) file, if necessary, any reports and other documents with the Bankruptcy Court and pay any and all fees required by the Plan or otherwise required to close the Chapter 11 Case, including the preparation and filing of a motion for a final decree;

                  (viii)   obtain   insurance   coverage  with  respect  to  the
      liabilities and obligations of the Plan Administrator (in the form of an errors and omissions policy, fiduciary policy or otherwise);

                  (ix) obtain insurance coverage with respect to real and personal property, which may be or may become Plan Assets, if any;

                  (x) retain and pay such law firms to aid the Plan Administrator in implementing the Plan, and to perform such other functions as may be appropriate, including advising or assisting the Plan Administrator in the discharge of its duty as Plan Administrator. The Plan Administrator may commit Reorganized PFI to and shall pay such law firms compensation for services rendered and expenses incurred;

                  (xi) retain and pay a public accounting firm to perform such reviews and/or audits of the financial books and records of the Estate and to prepare and file any tax returns or informational returns for the Estate (but not for Reorganized PFI) as may be required. The Plan Administrator may commit Reorganized PFI to and shall pay such accounting firm reasonable compensation for services rendered and expenses incurred;

                  (xii) retain and pay such third parties as necessary or appropriate to assist the Plan Administrator in carrying out its powers and duties under this Agreement. The Plan Administrator may commit Reorganized PFI to and shall pay all such persons or entities compensation for services rendered and expenses incurred, as well as commit Reorganized PFI to indemnify any such parties in connection with the performance of services, except for such parties' losses occasioned or based upon such parties' gross negligence or willful misconduct;

                  (xiii) invest any moneys held as part of the Plan Assets in accordance with the terms of Section I.1.6 (c) hereof;

                  (xiv) represent the interests of the Beneficiaries with respect to any matters relating to the Plan or this Agreement affecting the rights of such Beneficiaries; and

                  (xv) engage in any transaction necessary or appropriate to the foregoing, including but not limited to, entering into, performing and exercising rights under contracts and leases on behalf of Reorganized PFI to the extent necessary to perform any duties or obligations arising under the Plan.

      1.5 Additional Powers. Except as otherwise set forth in this Agreement or in the Plan, and subject to the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Plan Administrator may control and exercise authority over the Plan Assets and over the protection, conservation and disposition thereof. No Person or Entity dealing with the Plan Administrator shall be obligated to inquire into its authority in connection with the protection, conservation or disposition of Plan Assets. It is intended that a signed copy of this Agreement will serve as adequate proof of the Plan Administrator's authority to act if such proof is required for any reason by a third party.

      1.6 Limitation of Plan Administrator's Authority.

            (a) No Trade or Business. The Plan Administrator shall not and shall not be authorized to engage in any trade or business with respect to the Plan Assets or any proceeds therefrom except to the extent reasonably necessary to, and consistent with, the purpose of the Plan and shall take such actions consistent with the prompt orderly distribution of Plan Assets as are required by applicable law and consistent with the Plan.

            (b) Released Claims. The Plan Administrator shall not have any authority to pursue any Claims and causes of action waived, exculpated or released in accordance with the provisions of the Plan.

            (c) Investment and Safekeeping of Plan Assets. All moneys and other assets comprising Plan Assets shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Beneficiaries, but need not be segregated from other Plan Assets, unless and to the extent required by law or by the Plan. The Plan Administrator shall be under no liability for interest or producing income on any moneys received hereunder and held for distribution or payment to the Beneficiaries, except as such interest shall actually be received by the Plan Administrator. Investments of any moneys comprising Plan Assets shall be administered in view of the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs; provided, however, that the right and power of the Plan Administrator to invest the Plan Assets, the proceeds thereof, or any income earned, shall be limited to the right and power to invest such assets in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as Treasury bills, except for such other investments as may be authorized by the Post-Confirmation Committee.

      1.7  Liability  of  Plan  Administrator.   In  no  event  shall  the  Plan
Administrator, the Plan Administrator's employees, or any of the Plan Administrator's professionals or representatives be held personally liable for any claim asserted against Reorganized PFI, the Plan Administrator, the Plan Administrator's employees, or any of the Plan Administrator's professionals or representatives, except to the extent occasioned by or based upon willful misconduct or gross negligence. Specifically, the Plan Administrator, the Plan Administrator's employees, and any of the Plan Administrator's professionals or representatives shall not be liable for any negligence or any error of judgment in either case made in good faith, or with respect to any action taken or omitted to be taken in good faith, except to the extent that the action taken or omitted to be taken by the Plan Administrator, the Plan Administrator's employees, or any of the Plan Administrator's professionals or representatives are determined by a Final Order to be due to their own respective gross negligence or willful misconduct.

      1.8  Reliance  by Plan  Administrator.  Except as  otherwise  provided  in
Section I.1.6 hereof:

            (a) the Plan Administrator may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (b) the Plan Administrator may consult with legal counsel, financial or accounting advisors and other professionals to be selected by it, and the Plan Administrator shall not be liable for any action taken or omitted to be taken by it in accordance with the advice thereof; and

            (c) Persons or Entities dealing with the Plan Administrator shall look only to the Plan Assets to satisfy any liability incurred by the Plan Administrator to such Person or Entity in carrying out the terms of this Agreement, and the Plan Administrator shall have no personal obligation to satisfy any such liability, except to the extent such liability or obligation arises as a result of the gross negligence or willful misconduct of the Plan Administrator in which case the Plan Assets shall not be subject to such claims or liabilities.

      1.9 Authorization to Expend Plan Assets. Subject to the restrictions imposed by the Post-Confirmation Committee, the Plan Administrator may expend the Plan Assets (i) to pay expenses to administer the Plan (including, but not limited to, the fees and expenses of the Plan Administrator, any taxes imposed in respect of the assets of the Plan Assets, and fees and expenses in connection with litigation), and (ii) to satisfy other liabilities incurred or assumed by the Estate (or to which the assets are otherwise subject) in accordance with this Agreement or the Plan. Notwithstanding the above, the Post-Confirmation Committee shall approve any expenses or expenditures in excess of [$500,000] made at any one time or to any one vendor other than the Plan Administrator's professionals.

      1.10 Compensation of the Plan Administrator.

            (a) Reorganized PFI shall reimburse the Plan  Administrator  for the actual reasonable out-of-pocket expenses incurred by the Plan Administrator, including, without limitation, necessary travel, lodging, postage, telephone and facsimile charges upon receipt of periodic billings. No expense of the Plan Administrator or of any other employee, independent contractor or professional otherwise engaged by the Plan Administrator shall be considered an administrative expense under section 503 of the Bankruptcy Code.

            (b) Subject to such adjustments as may be agreed to from time to time by the Post-Confirmation Committee and the Plan Administrator, the Plan Administrator and employees of the Plan Administrator shall be entitled to receive compensation [in the amount/at the rate of] [INSERT] for services rendered in implementing the Plan. Any change in compensation must first be approved by the Post-Confirmation Committee.

            (c) The Plan Assets shall be subject to the claims of the Plan Administrator, and the Plan Administrator shall be entitled to reimburse itself from the Plan Assets, for its actual out-of-pocket expenses and against and from any and all loss, liability, expense, or damage which the Plan Administrator may sustain in good faith and without willful misconduct, gross negligence, or fraud in the exercise and performance of any of the powers and duties of the Plan Administrator.

            (d) All compensation and other amounts payable to the Plan Administrator shall be paid from the Plan Assets. If the cash held by the Plan Administrator shall be insufficient to compensate and reimburse the Plan Administrator, as the case may be, for any amounts to which it is entitled hereunder, then the Plan Administrator is hereby authorized to reduce to cash in a commercially reasonable manner that portion of the Plan Assets necessary so as to effect such compensation and reimbursement. If there are insufficient Plan Assets to compensate and reimburse the Plan Administrator for its reasonable fees and expenses, as the case may be, then the Plan Administrator may request payment from ICC in accordance with the Plan.

      1.11 Exculpation; Indemnification. From and after the Effective Date, the Plan Administrator, the Plan Administrator's employees and each of their professionals and representatives (or their designees) shall be and hereby are exculpated by all Persons or Entities, including, without limitation, holders of Claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law or otherwise, except only for actions or omissions to act only to the extent determined by a Final Order to be due to their own respective gross negligence or willful misconduct after the Effective Date. No holder of a Claim or other party in interest will have or be permitted to pursue any claim or cause of action against the Plan Administrator or the employees, professionals or representatives of the Plan Administrator for making payments in accordance with the Plan or for implementing the provisions of the Plan except in cases of gross negligence or willful misconduct. Reorganized PFI shall indemnify, defend and hold harmless the Plan Administrator, the Plan Administrator's employees and any of their professionals or representatives from and against any and all claims, causes of action, liabilities, obligations, losses, damages or expenses (including attorneys' fees) (other than only to the extent determined by a Final Order to be due to their own respective gross negligence or willful misconduct after the Effective Date) to the fullest extent permitted by applicable law. Any action taken or omitted to be taken with the approval of the Bankruptcy Court or the Post-Confirmation Committee will conclusively be deemed not to constitute gross negligence or willful misconduct.

      1.12 No Bond. The Plan Administrator may, at the discretion of the Post-Confirmation Committee, serve without bond.

      1.13 Confidentiality. The Plan Administrator shall, and shall cause its agents and representatives to, during the period that it serves as Plan Administrator under this Agreement to hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity or matter to which any of the Plan Assets relates or of which the Plan Administrator has become aware in its capacity as Plan Administrator.

      1.14 Final Decree. It shall be the duty of the Plan Administrator to seek and obtain a final decree or decrees from the Bankruptcy Court upon full administration of the Plan.

      1.15 Termination. The duties, responsibilities and powers of the Plan Administrator will terminate by an Order of the Bankruptcy Court or by entry of a final decree closing the Chapter 11 Cases.

                                  ARTICLE II.
                         THE POST-CONFIRMATION COMMITTEE

      2.1 Formation, Powers and Duties. The Post-Confirmation Committee shall have the authority to consult with and direct the Plan Administrator as specified in this Agreement.

            (a) Post-Confirmation Committee Members. The initial members of the Post-Confirmation Committee shall be comprised of three members -- one member from the Creditors' Committee (the "Committee Designee"), one member from the Debtor (the "Debtor Designee"), and one member from ICC (the "ICC Designee" and together with the Committee Designee and Debtor Designee, the "Post-Confirmation Committee").

            (b) Powers of the Post-Confirmation Committee. The Post-Confirmation Committee shall have the following rights and powers, and notwithstanding anything to the contrary in this Agreement, the rights and powers of the Plan Administrator shall be subject thereto:

                  (i) to approve or disapprove of the investment of cash and cash equivalents constituting Plan Assets that do not comply with Section 345 of the Bankruptcy Code;

                  (ii) to require the Plan Administrator to furnish or make available for inspection information, including (A) proposed calculations of distributions to be delivered to Beneficiaries, (B) inventories of the Plan Assets and reports of cash accounts and reserves on hand, (C) remaining causes of action and potential causes of action and the proposed resolution thereof, (D) the books and records maintained by the Plan Administrator, and (E) such other information as may be reasonable to enable the Post-Confirmation Committee to evaluate the status of consummation of the Plan;

                  (iii) to approve or disapprove of the purchase of proposed policies of insurance insuring the Plan Assets or providing insurance coverage for the Plan Administrator, Post-Confirmation Committee and their respective agents and representatives against claims and losses;

                  (iv) to approve or disapprove of settlements of claims or causes of action where the amount in controversy equals or exceeds $1.5 million;

                  (v) to approve or disapprove of expenditures or incurrence of liabilities or expenses by the Plan Administrator, other than as set forth in the preceding paragraph 2(d)) exceeding [$500,000] in a single transaction or series of related transactions;

                  (vi) to approve or disapprove of the abandonment of material assets by the Plan Administrator;

                  (vii) to direct the Plan Administrator to pursue claims and causes of action;

                  (viii) to require the Plan Administrator to post a bond to ensure against loss of any of the Plan Assets, which bond shall be deemed to be an expense of administering the Plan;

                  (ix) to approve or disapprove of the engagement and terms thereof of professional persons and other third persons proposed by the Plan Administrator to assist the Plan Administrator in fulfilling its duties under this Agreement and the Plan;

                  (x) to approve or disapprove of proposed compensation and reimbursement of expenses to be paid to the Plan Administrator and professionals engaged by the Plan Administrator;

                  (xi) to approve or disapprove of any form of indemnity executed by the Plan Administrator in favor of any professionals or third parties engaged by the Plan Administrator;

                  (xii) to remove the Plan Administrator and appoint a successor Plan Administrator in accordance with the provisions of this Agreement;

                  (xiii)  all  other   rights  and   powers   accorded   to  the
      Post-Confirmation Committee in this Agreement; and

                  (xiv) to direct  the Plan  Administrator  with  respect to any
      matters  not   specifically   reserved  to  the  Plan   Administrator   or
      Post-Confirmation Committee by the Plan or this Agreement.

            If in performing the Plan Administrator's duties under this Agreement, the Plan Administrator in good faith perceives a conflict between a provision of this Agreement and a direction by the Post-Confirmation Committee, the Plan Administrator may promptly deliver a notice to the Post-Confirmation Committee requesting clarification and proposing a course of action to be taken by the Plan Administrator. If the Plan Administrator does not receive a written response within ten (10) business days after receipt of such notice by the Post-Confirmation Committee, the Plan Administrator may take such actions as it deems advisable and consistent with the terms of the Plan and this Agreement. In the event a response to such notice is timely received and a disagreement among the parties as to the correct course of action persists, the Plan Administrator shall promptly seek resolution of such matter by the Bankruptcy Court.

      2.2 Bylaws. The Post-Confirmation Committee may adopt its own bylaws; provided that such bylaws contain the following provisions and other provisions not inconsistent with this Agreement:

            (a) If for any reason a member of the Post-Confirmation Committee resigns, the remaining members may select a successor to that designee.

            (b) The Post-Confirmation Committee may make decisions on matters that fall under its authority, except as such matters directly or indirectly pertain to litigation against one of its members. In the case of such litigation, the affected member shall not be eligible to vote on the relevant matter. The Post-Confirmation Committee shall vote on all matters by majority vote of the members thereof. If such vote results in a tie, the Plan Administrator shall be permitted to vote to break such tie.

      2.3  Reporting.  The Plan  Administrator  shall  submit such reports as it deems reasonable to the Post-Confirmation Committee, including, without limitation, reports on the commencement and prosecution of causes of action and the proceeds of liquidation of the Plan Assets. The Plan Administrator shall also report to the Post-Confirmation Committee, at the request of any member of the Post-Confirmation Committee, on any matter that reasonably relates to the Plan; provided, however, that in providing such reports the Plan Administrator shall take no action, which will in any way infringe on attorney-client privilege or jeopardize the viability of on-going litigation by reporting on causes of action directly or indirectly to any interested parties that may be on the Post-Confirmation Committee.

      2.4 Reimbursement. Reorganized PFI may reimburse each member of the Post-Confirmation Committee only for out-of-pocket expenses relating to postage, telephone and facsimile charges for work performed on behalf of, or relating to the administration of, the Plan or the Post-Confirmation Committee. All amounts payable pursuant to this paragraph 4 shall be paid from the Plan Assets. If the cash held by the Plan Administrator shall be insufficient to effect such reimbursement, then the Plan Administrator is hereby authorized to reduce to cash in a commercially reasonably manner that portion of the Plan Assets necessary to effect such reimbursement.

      2.5 Exculpation; Indemnification. From and after the Effective Date, the Post-Confirmation Committee members (or their designees) (in such capacities) shall be and hereby are exculpated by all Persons and Entities, including, without limitation, holders of Claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such members by the Plan, this Agreement or any Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law or otherwise, except only for actions or omissions to act only to the extent determined by a Final Order to be due to their own respective gross negligence or willful misconduct after the Effective Date. No holder of a Claim or other party in interest will have or be permitted to pursue any claim or cause of action against the Post-Confirmation Committee members (or their designees) (in such capacities) for making a decision or casting a vote in implementing the provisions of the Plan or this Agreement. Reorganized PFI shall indemnify, defend and hold harmless the Post-Confirmation Committee members (or their designees) from and against any and all claims, causes of action, liabilities, obligations, losses, damages or expenses (including attorneys' fees) (other than only to the extent determined by a Final Order to be due to their own respective gross negligence or willful misconduct after the Effective Date) to the fullest extent permitted by applicable law.

                                  ARTICLE III.
                                  BENEFICIARIES

      3.1 Identification of Beneficiaries. In order to determine the actual names, addresses and tax identification numbers of the Beneficiaries, the Plan Administrator shall be entitled to conclusively rely on the names, addresses and tax identification numbers set forth in the Debtors'

Schedules or filed proofs of claim. Each distribution by the Plan Administrator to the Beneficiaries shall be made in accordance with the terms set forth herein and under the Plan.

      3.2 Withholding. The Plan Administrator shall withhold from the amounts distributable to the Beneficiaries at any time such sum or sums as may be required to be withheld under the income tax laws of the United States or of any state or political subdivision thereof.

      3.3 Tax Identification Numbers. The Plan Administrator shall require any Beneficiary to furnish to the Plan Administrator its Employer or Taxpayer Identification Number as assigned by the United States Internal Revenue Service and the Plan Administrator may condition any distribution to any Beneficiary upon receipt of such identification number.

                                  ARTICLE IV.
               PURPOSE, AUTHORITY, LIMITATIONS, AND DISTRIBUTIONS

      4.1 Consummation of the Plan by the Plan Administrator.

            (a) The  Plan  Administrator  shall  be  empowered  to  and,  in its discretion (subject to the provisions hereof), may take all appropriate action with respect to the prosecution, settlement or other resolution of claims and causes of action in connection with administering the Plan. The Plan Administrator shall deal with all collections and settlements within the normal course of its duties.

            (b) Notwithstanding anything contained in this Agreement to the contrary, the Plan Administrator may, but is not required to, submit a proposed settlement of claims or causes of action to the Bankruptcy Court or such other court of competent jurisdiction for its approval.

            (c) If the proposed settlement involves a disputed Claim with an amount in controversy of $1.5 million or more, the Plan Administrator may only settle such matter upon approval of the Post-Confirmation Committee.

      4.2 Books and Records. On behalf of Reorganized PFI, the Plan Administrator shall maintain, in respect of the Plan Assets and the Beneficiaries, books and records relating to the payment of expenses of, and liabilities of, Claims against or assumed by, the Estate in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof in accordance with Section IV hereof and to comply with applicable provisions of law. Except as provided in Section VI.6.1 hereof, nothing in this Agreement requires the Plan Administrator to file any accounting or seek approval of any court with respect to the administration of the Plan, or as a condition for making any payment or distribution out of the Plan Assets. Beneficiaries shall have the right upon thirty (30) days' prior written notice delivered to the Plan Administrator to inspect such books and records, provided that, if so requested, such Beneficiary shall have entered into a confidentiality agreement satisfactory in form and substance to the Plan Administrator.

      4.3 Disputed Claim Reserve. The Plan Administrator shall maintain, in accordance with the Plan Administrator's powers and responsibilities under the Plan and this Agreement, a reserve for any distributable amounts to be set aside on account of Disputed Claims. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided herein and in the Plan, as such Disputed Claims are resolved.

      4.4 Compliance with Laws. Any and all distributions of Plan Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

                                   ARTICLE V.
                          SUCCESSOR PLAN ADMINISTRATOR

      5.1 Removal. The Plan Administrator may be removed by the Post-Confirmation Committee (a) by a majority vote of the Post-Confirmation Committee if the Plan Administrator is removed for cause or (b) by a unanimous vote of the Post-Confirmation Committee if the Plan Administrator is removed for any other reason.

      5.2 Resignation. The Plan Administrator may resign by giving not less than thirty (30) days' prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of (a) the date specified in such notice and (b) the selection of a successor and the acceptance by such successor of such appointment.

      5.3 Acceptance of Appointment by Successor Plan Administrator. Any successor Plan Administrator shall be chosen by the Post-Confirmation Committee. Any successor Plan Administrator appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with the Bankruptcy Court. Thereupon, such successor Plan Administrator shall, without any further act, become vested with all the estates, properties, rights, powers and duties of its predecessor in plan administrator with like effect as if originally named herein; provided, however, that a removed or resigning Plan Administrator shall, nevertheless, when requested in writing by the successor Plan Administrator, execute and deliver an instrument or instruments conveying and transferring to such successor Plan Administrator under the Plan all the estates, properties, rights, powers, and duties of such predecessor Plan Administrator.

                                  ARTICLE VI.
                                    REPORTING

      6.1 Financial Reports. As soon as practicable after the end of each calendar year, and as soon as practicable upon consummation of the Plan, the Plan Administrator shall submit to the Bankruptcy Court and Post-Confirmation Committee a written report including: (a) financial statements maintained by the Plan Administrator at the end of such calendar year or period and the receipts and disbursements made in connection with the administration of the Plan by the Plan Administrator for such period; (b) a description of any action taken by the Plan Administrator in the performance of its duties, which materially and adversely affects the Plan Assets and in which notice has not previously been given to the Beneficiaries, and (c) a separate statement for each Beneficiary setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns. The Plan Administrator shall promptly submit additional reports to the Bankruptcy

Court and Post-Confirmation Committee whenever an adverse material event or change occurs which effects the Plan Assets or the rights of the Beneficiaries hereunder.

      6.2 Not Responsible for Reorganized PFI. The Plan Administrator is not responsible for filing any statements, returns or disclosures required to be filed by any governmental unit or under applicable law, guidelines, rules and regulations with respect to Reorganized PFI (other than in connection with administering the Plan or recovering or distributing Plan Assets), which shall remain the full and sole responsibility of ICC as sole shareholder in Reorganized PFI as provided for under the Plan.

      6.3 Other. The Plan Administrator shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Plan Assets, which are required to be filed by any governmental unit or under applicable law, guidelines, rules and regulations.

                                  ARTICLE VII.
                            MISCELLANEOUS PROVISIONS

      7.1 Amendment; Waiver. This Agreement cannot be amended or waived in a material manner without a majority vote of the Post-Confirmation Committee and approval by the Bankruptcy Court.

      7.2 Cooperation. The Debtor shall provide the Plan Administrator with copies of its books and records as the Plan Administrator shall reasonably require for the purpose of performing its duties and exercising its powers hereunder.

      7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of law. In the case of a conflict between the Plan and this Agreement, the Plan shall control.

      7.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law unless the Agreement, as modified, will no longer effectuate the intent of the parties hereto in all material respects.

      7.5 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended at such address as set forth below or such other address as filed with the Bankruptcy Court:

If to the Plan Administrator:

                               [Insert]

                               Attention: [Insert]

If to the Debtor:

                               14605 Incorporated
                               (f/k/a Pharmaceutical Formulations, Inc.)
                               197 Route 18 South
                               Suite 3000
                               East Brunswick, NJ 08816
                               Attention:  Mr. James Ingram

with a copy to:
                               Young Conaway Stargatt & Taylor, LLP
                               The Brandywine Building
                               1000 West Street, 17th Floor
                               P.O. Box 391
                               Wilmington, DE  19899-0391
                               Attention: Michael Nestor, Esquire

If to Reorganized PFI:
                               Reorganized PFI
                               c/o ICC Industries, Inc.
                               460 Park Avenue
                               New York, NY  10022
                               Attn:  Paul Falick, Esquire

with a copy to:
                               Brown Raysman Millstein Felder & Steiner, LLP 900 Third Avenue
                               New York, NY 10022
                               Attn:  Gerard S. Catalanello, Esquire

If to the Post-Confirmation Committee:
                               [Insert]
                               Attn: [Insert]

      7.6 Notices if to a Beneficiary. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the Person or Entity for whom such notice is intended to the name and address set forth on the Debtor's Schedules or such Beneficiary's proof of claim, such other notice filed with the Bankruptcy Court or such other means reasonably calculated to apprise the Beneficiary.

      7.7 Headings. The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

      7.8 Recitals. All recitals set forth above are hereby incorporated herein by reference and are deemed a material part of this Agreement.

      7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                          14605 INCORPORATED
                          (f/k/a Pharmaceutical Formulations, Inc.)

                          By:
                                 -----------------------------------------------

                          Name:
                                 -----------------------------------------------

                          Title:
                                 -----------------------------------------------

                          OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                          (as predecessor in interest to the Committee Designee)

                          By:
                                 -----------------------------------------------

                          Name:
                                 -----------------------------------------------

                          Title:
                                 -----------------------------------------------

                          ICC INDUSTRIES, INC.

                                 -----------------------------------------------
                          By:

                          Name:
                                 -----------------------------------------------

                          Title:
                                 -----------------------------------------------

                          PLAN ADMINISTRATOR:

                          By:
                                 -----------------------------------------------

                          Name:
                                 -----------------------------------------------

                          Title:
                                 -----------------------------------------------

             IDENTIFICATION OF THE MEMBERS OF THE BOARD OF DIRECTORS

John Oram

Paul Falick

[One Additional Member to Be Named Prior to Confirmation]